EXHIBIT 99.1

Goldman Sachs BDC, Inc. Announces It Will Seek Stockholder Approval to Reduce Its Asset Coverage Requirement to 150% and GSAM to Reduce Base Management Fee from 1.5% to 1.0%, If Approved

NEW YORK— (BUSINESS WIRE) — May 3, 2018 — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD), along with its Board of Directors (the “Board”) and its investment advisor, Goldman Sachs Asset Management, L.P. (“GSAM”), has conducted a review of the Small Business Credit Availability Act (“SBCA Act”), which was passed into law on March 23, 2018. Among other things, the SBCA Act permits GS BDC to reduce its asset coverage requirement, subject to receipt of approval from either the Board or its stockholders.

Following a thorough review of the SBCA Act, the Company and its Board have determined that the best course of action is to seek stockholder approval to reduce the Company’s asset coverage requirement at the annual stockholder meeting to be held on June 15, 2018. Accordingly, the Company:

•	has filed a proxy statement containing a unanimous recommendation by the Board to approve a proposal that would permit the Company to reduce its asset coverage requirement from 200% to 150%; and

•

if the proposal is approved, the base management fee payable to GSAM by the Company will be reduced from 1.5% of gross assets to 1.0% of gross assets beginning immediately upon receipt of stockholder approval[1].

“Based on careful consideration and analysis, we believe that our stockholders would benefit from the additional flexibility resulting from the reduction of our asset coverage requirement”, said Brendan McGovern, President and Chief Executive Officer of GS BDC. “In particular, a reduction in our asset coverage requirement would allow us to expand the breadth of our lending activities into lower risk, lower yield assets. We believe this added investment flexibility, when combined with the proposed fee reduction, has the potential to increase long-term stockholder returns.”

Jon Yoder, GS BDC’s Chief Operating Officer, remarked “We and our Board appreciate the opportunity to bring this important proposal to our stockholders. Cultivating a long-term alignment of interest with our stockholders has consistently been a key component of our strategy – and we believe this proposal furthers that alignment of interests. Additionally, we believe this proposal contributes positively to our ongoing access to capital, which in turn helps drive investment opportunities and returns for our stockholders.”

1 Pursuant to the Company’s Investment Management Agreement, the management fee is calculated on the average value of the Company’s gross assets (including assets purchased with borrowed money, but excluding cash and cash equivalents) at the end of the two most recently completed calendar quarters.

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. We believe that it is important to communicate our future expectations to our investors. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Information For Investors and Stockholders

In connection with the proposal to reduce the Company’s asset coverage limit, the Company has filed a preliminary proxy statement with the SEC. The Company will also file with the SEC a definitive version of the proxy statement that will be sent or provided to stockholders when available. The information contained in the preliminary proxy statement is not complete and may be changed. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the Board’s solicitation of proxies for the meeting because they will contain important information about the proposal. Stockholders are able to obtain copies of the preliminary proxy statement and, once available, will also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov or by contacting the Company at the contact information below.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.